NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
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NorthWestern Energy Welcomes New Director to Board

Dana J. Dykhouse, President and CEO First PREMIER Bank of South Dakota

SIOUX FALLS, S.D. – February 5, 2009 – NorthWestern Corporation d/b/a NorthWestern Energy (NYSE:NWE) today announced that Dana J. Dykhouse, President and CEO of First PREMIER Bank is joining the company’s Board of Directors as its independent South Dakota representative.

“We’re looking forward to working with Dana,” said NorthWestern’s President and CEO Bob Rowe.  “He has a strong background in building and growing very successful businesses and truly understands our region.  His business experience combined with his commitment to community involvement will strengthen NorthWestern’s ability to deliver shareholder value through exceptional customer service.  I’m personally looking forward to working with Dana as we renew our focus on supporting the economic vitality of our region”

Dykhouse has served as President and CEO of First PREMIER Bank, which is headquartered in Sioux Falls, S.D., since March 1995. Under Dana’s leadership, First PREMIER Bank’s total assets and assets managed have grown from $250 million to more than $1.5 billion. Together with its sister organization, PREMIER Bankcard, the organization has grown from 175 employees to over 3,300. The American Bankers Association’s ABA Banking Journal has ranked first PREMIER as one of the top 10 performing financial institutions of its size in the nation since 1997. In 2001, 2002 and 2003 the organization was ranked number one. First PREMIER Bank’s Holding Company was ranked number one in 2006.

With over 24 years of banking experience, Dykhouse has served in a variety of positions with other financial institutions. He also serves in a variety of leadership roles in civic, community and professional organizations in South Dakota. Dykhouse is a graduate of South Dakota State University. He lives in Sioux Falls, S.D., and is married with two children.

As a result of Dykhouse’s appointment, Brian Bird, NorthWestern’s Vice President and Chief Financial Officer, who had been serving on the Board pending the Company’s search for an independent director residing in South Dakota, will leave the Board. Bird will remain in his position as Vice President and Chief Financial Officer. “I’m grateful for Brian’s efforts over the past few months and I appreciate that he agreed to take on additional responsibilities as a Board Member while a thorough search was conducted for an independent South Dakota Board Member,” added Rowe.

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NorthWestern Energy Welcomes New Director to the Board

February 5, 2009

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 650,000 customers in Montana, South Dakota and Nebraska. For more information about NorthWestern Energy, visit our Web site at www.northwesternenergy.com.

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